Exhibit 99.1

     NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard ▪ Lascar Associates: 713-529-6600

Gastar Exploration Provides Operational Update

•	Closing date of Appalachian asset sale now scheduled on or before April 8, 2016

•	90-day post-peak production rate of first Meramec well was 713 Boe per day (61% oil)

•	Second Meramec well completed with 34 frack stages

HOUSTON, March 30, 2016 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today provided an update on its operations and other recent developments.

As previously announced, the Company entered into an agreement with an affiliate of Tug Hill Inc. to sell substantially all of its assets and proved reserves as well as a significant portion of its undeveloped acreage in the Appalachian Basin for $80.0 million, subject to certain adjustments and customary closing conditions, including certain lessor consents to assign.  Due to a delay in obtaining one required lessor consent, the transaction is now expected to close on or before April 8, 2016. The effective date remains January 1, 2016, and proceeds will be used to reduce borrowings under Gastar's revolving credit facility.

Gastar also reported updated production data from its Deep River 30-1H well, its first operated test well of the STACK formation Meramec Shale play in Kingfisher County, Oklahoma.  The Deep River 30-1H produced for the first 90 days of post-peak production at a gross average sales rate of 713 barrels of oil equivalent (“Boe”) per day (61% oil), which was in-line with initial production rates in the independent reservoir engineers’ estimated ultimate recovery of 705 MBoe, with oil comprising 50%of total oil equivalent volumes on a wet gas basis.  Gastar has a 100% working (80% net revenue) interest in the well.

The Company also announced that it has completed its second Meramec Shale well, the Holiday Road 2-1H, with 34 frack stages using approximately 12 million pounds of proppant. The Holiday Road 2-1H is also located in Kingfisher County and has a lateral length of 4,300 feet.  Initial flow back is expected to commence in the next two weeks.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and is testing other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which is referred to as the STACK Play and emerging prospective plays in the shallow Oswego formation and in the Osage formation, a deeper bench of the Mississippi Lime located below the Meramec Shale. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed two successful dry gas Utica Shale/Point Pleasant wells on its acreage.  Gastar has entered into a definitive PSA to sell substantially all of its assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin.  For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for oil and natural gas; risks regarding closing the sale of Gastar’s Appalachian Basin Assets; risks regarding our ability to meet financial covenants under our indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to realize the anticipated benefits from acquired assets; and

other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Statement on Hydrocarbon Quantities

In this new release, we use terms such as “estimated ultimate recovery” and “EUR” to describe potentially recoverable oil and gas hydrocarbon quantities that are not permitted to be used in filings with the SEC.  We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties.  These estimates are by their nature much more speculative than estimates of proved reserves and would require substantial additional capital spending over significant number of years to implement recovery.  Actual quantities that may be ultimately recovered from our properties will differ substantially.

EURs included in this news release remain subject to change as more well data is analyzed and are not reflective of SEC proved undeveloped estimates.  Ultimate recoveries will be dependent upon numerous factors including actual encountered geological conditions, the impact of future oil and gas pricing, exploration and development costs, and our future drilling decisions and budgets based upon our future evaluation of risk, returns and the availability of capital and, in many areas, the outcome of negotiation of drilling arrangements with holders of adjacent or fractional interest leases.

# # #